Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Form Type)

LUFAX HOLDING LTD

(Name of Subject Company (Issuer))

Ping An Insurance (Group) Company of China, Ltd.

An Ke Technology Company Limited

China Ping An Insurance Overseas (Holdings) Limited

(Names of Persons Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$843,561,198.40(1)	.00014760	$124,509.63(2)

Fees Previously Paid	$0		$ 0

Total Transaction Valuation	$843,561,198.40

Total Fees Due for Filing			$124,509.63

Total Fees Previously Paid			$ 0

Total Fee Offsets			$ 0

Net Fee Due			$ 124,509.63

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated as 748,501,507 shares of Lufax Holding Ltd ordinary shares outstanding multiplied by $1.127 per share (which excludes ordinary beneficially owned by the Purchasers and Ping An Group (as defined in Schedule 13E-3)).

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act was calculated by multiplying $843,561,198.40 by 0.00014760.